Exhibit 99.2

Press Release

iStar Announces Pricing of $400 Million of Senior Unsecured Notes

NEW YORK, August 18, 2020

iStar (NYSE: STAR) (the "Company") announced today that it has agreed to sell at par $400 million aggregate principal amount of its 5.50% Senior Unsecured Notes due 2026. The closing of the offering of the senior unsecured notes is expected to occur on September 1, 2020, subject to customary conditions.

The Company intends to use the net proceeds of the offering, together with cash on hand, to redeem the $400 million aggregate principal amount outstanding of its 5.25% Senior Unsecured Notes due 2022 and to pay related premiums, fees and expenses.

BofA Securities, J.P. Morgan, Barclays, Morgan Stanley, and Goldman Sachs & Co. LLC are the joint book-running managers for the offering. The notes will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (the "SEC").

This press release does not constitute an offer to sell or the solicitation of an offer to buy the offered notes, nor shall there be any sale of the notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The redemption of the Company's 5.25% Senior Unsecured Notes due 2022 will be made solely pursuant to a redemption notice delivered pursuant to the applicable indenture, and nothing contained in this press release constitutes a notice of redemption of the Company's 5.25% Senior Unsecured Notes due 2022.

The notes will be offered by means of the prospectus supplement and accompanying prospectus for the offering. Electronic copies of the prospectus supplement and accompanying prospectus for the offering may be obtained for free by searching the SEC online database (EDGAR) on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus for the offering may be obtained by contacting the joint book-running managers at the following addresses or telephone numbers:

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

investors@istar.com

BofA Securities NC1-004-03-43 200 North College Street, 3rd Fl. Charlotte, NC 28255-0001 Attn: Prospectus Department dg.prospectus_requests@bofa.com	J.P. Morgan Securities LLC c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 1-866-803-9204

Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 barclaysprospectus@broadridge.com 1-888-603-5847 (toll-free)	Morgan Stanley & Co. LLC 180 Varick Street, 2nd Floor New York, NY 10014 Attn: Prospectus Department prospectus@morganstanley.com 1-866-718-1649

Goldman Sachs & Co. LLC 200 West Street New York, NY 10282 Attn: Prospectus Department Prospectus-NY@ny.email.gs.com 1-212-902-1171

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Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing